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                                                                    Exhibit 99.3

            ARDENT COMMUNICATIONS(SM)  STOCK SYMBOL CHANGED TO ARDT

WASHINGTON, DC (July 30, 2001) - Ardent Communications, Inc.(SM) (OTCBB: ARDT), a provider of broadband access and bundled data services to businesses, hotels and public spaces nationwide, today announced that, effective immediately, its common stock will now be traded under the trading symbol ARDT.

The change reflects shareholder approval of a name change for the Company from CAIS Internet, Inc. to Ardent Communications, Inc., at its annual meeting on July 26th 2001. Prior to this change in stock symbol, the Company's stock was traded under the symbol CAIS.

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For more information on Ardent Communications, please visit www.ardentcomm.com
                                                            ------------------
or call 800-270-0000.

Ardent Communications, Inc. (OTCBB: ARDT) is a nationwide supplier of broadband Internet access solutions and provides price competitive high speed Internet services to businesses in 29 Points of Presence (serving 38 metro areas) across the nation utilizing a tier-one, nationwide Internet network. The Company offers always-on, broadband Internet access to its customers through its digital subscriber line (DSL) service, and through T-1, DS-3 and other bandwidth connections in major metropolitan areas throughout the U.S. Additionally, the Company provides bundled data services including Web hosting, colocation services and other value added managed data services. Finally, the Company also provides service to certain hotel properties utilizing installed high speed Internet service and business centers. The Company uses its unmanned business centers and Internet kiosks to deliver broadband Internet access and content to hotels and public venues, such as airports, retail centers, and cruise ships.

Ardent Communications, Inc. is headquartered in Arlington, VA. and operates a coast-to-coast OC-12 clear-channel network, and peers with public and private partners, and at national exchange points.

This release contains statements relating to Ardent's future expectations and business strategies or other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the statements. Important factors that may cause actual results to differ from projections include, among others: changes in business and market conditions; changes in the Internet services industry and the general economy; our limited operating history; our ability to manage rapid growth; our ability to enter into joint ventures and other strategic relationships with companies on terms acceptable to us; access to additional capital; and the impact of computer and related problems that may arise from our operations.



Contact:  Peter Benedict
          Ardent Communications
          703-247-6328
          p.benedict@ardentcomm.com